EXHIBIT 10

AMENDMENT NO. 2 TO THE
MONSANTO COMPANY ERISA PARITY
SAVINGS AND INVESTMENT PLAN

(As Amended and Restated as of December 31, 2008
and subsequently Amended through June 11, 2012)

WHEREAS, Monsanto Company, a Delaware corporation (the “Company”), maintains the Monsanto Company ERISA Parity Savings and Investment Plan (the “Plan”) for the benefit of its eligible employees;
WHEREAS, the Plan was amended and restated in its entirety effective December 31, 2008, was subsequently amended and restated through June 11, 2012 and was subsequently amended by Amendment No. 1;
WHEREAS, pursuant to Section 10.2 of the Plan, the Company reserved the right, through its Board People Committee, to amend the Plan from time to time;
WHEREAS, the Company desires to amend the Plan to provide for separate deferral elections in respect of (i) annual incentive pay and (ii) all other components of Excess Eligible Earnings;
WHEREAS, the Company desires to amend the Plan to provide further detail on mid-year election opportunities; and
WHEREAS, the Company desires to amend the Plan to expressly affirm that state escheat laws shall not apply to benefits under the Plan.
NOW, THEREFORE, effective immediately, the Plan is amended as follows:
1.Section 4.1(a)(i) is deleted and restated to read as follows:

“(i)    Each Eligible Employee shall have the opportunity to elect to have a portion of his Excess Eligible Earnings for a year credited to the Eligible Employee’s SIP Parity Account instead of being paid in cash. A Deferral Election shall be made and become irrevocable no later than August 31 of the year prior to the year to which it applies, or such earlier time as may be determined by the Company, consistent with the requirements of Code Section 409A and Treas. Reg. § 1.409A-2(a) (or successor provisions). An Eligible Employee’s deferral election under the SIP Plan with respect to compensation paid in a year (including an election to commence or terminate participation in the SIP Plan’s automatic increase feature) shall be made at the same time as his Deferral Election under this Plan with respect to Excess Eligible Earnings paid in the same year, subject to the right to subsequently change such SIP Plan election to the extent permitted by the regulations under Code Section 401(k) and Code Section 409A. A Deferral Election under this Plan shall apply to 1% to 25% of the Eligible Employee’s Excess Eligible Earnings for a year, as elected by the Eligible Employee (or such other amounts as the Company shall designate). The Company may, from time to time, provide separate rules governing the application of Deferral Elections to Incentive Pay.

For years prior to 2008, the percentage of Excess Eligible Earnings deferred by an Eligible Employee under this Plan was required to be the same as the percentage of compensation deferred by the Eligible Employee under the SIP Plan. As provided above, for deferrals in 2008 and subsequent years, an Eligible Employee may make separate deferral elections and designate different contribution percentages under this Plan and the SIP Plan and both deferral elections shall become irrevocable at the same time.
For years beginning on and after January 1, 2014, an Eligible Employee shall file separate Deferral Elections under this Plan in respect of (i) any Excess Eligible Earnings that constitute Eligible Earnings other than annual incentive pay and (ii) any Excess Eligible Earnings that constitute annual incentive pay. Such separate Deferral Elections may utilize different percentages and each shall be expressed in 1% increments.”
2.Section 4.1(a)(ii) is deleted and restated to read as follows:

“(ii)    Effective January 1, 2008, and prior to January 1, 2013, if an individual is hired by an Employer after the deadline established under Section 4.1(a)(i) for making a Deferral Election for a year, and the individual is designated as an Eligible Employee prior to the date on which he commences employment, the individual may make an irrevocable Deferral Election for the year as long as the election is made prior to his employment commencement date, to take effect on his employment commencement date. Effective January 1, 2013, an individual who first becomes eligible to participate in the Plan shall have the opportunity to make an Irrevocable Deferral Election, no more than thirty (30) days after the date on which he commences employment or otherwise first qualifies to participate in the Plan, to make Employee Excess Contributions during the current year in respect of Excess Eligible Earnings earned after the date such Irrevocable Deferral Election is made. Effective January 1, 2014, the above-referenced ability to make a deferral election with respect to Excess Eligible Earnings that are earned in the same year as the year in which such election is made will not be available to an individual who commences employment or otherwise first qualifies to participate in the Plan on or after July 15 unless such individual either (i) has a level of base pay of at least $600,000, or (ii) was transferred to the United Stated during such year from a position in another country. In addition, if an individual first becomes eligible to participate in the Plan after the deadline established under Section 4.1(a)(i) for making a Deferral Election for the following year, such individual shall have the opportunity to make an irrevocable Deferral Election, no more than thirty (30) days after the date on which he commences employment or otherwise first qualifies to participate in the Plan, to make Employee Excess Contributions during the following year in respect of Excess Eligible Earnings earned in such following year. This provision shall apply to an individual (including a rehired individual) only to the extent permitted by Treas. Reg. § 1.409A-2(a)(7) (or any successor provision).”
3.The first sentence of Section 12 entitled “Limitations on Payments” is hereby deleted and restated to read as follows:

“Except as may be required by the federal income tax withholding provisions of the Code, by the tax withholding provisions of an applicable state’s income tax act, or by the tax withholding provisions of an applicable foreign, city, county or municipality’s earnings or income tax act, the interests of the Participants and their designated beneficiaries under the Plan are not subject to state or other foreign, city, county or municipality escheat laws and are not subject to the claims of the creditors of any Participant or the designated beneficiaries of any Participant and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered.”
4.A new Section 13.11 is added to the Plan to read as follows:

“13.11 Missing Participants. In the event that the EBPC cannot locate a Participant or beneficiary who is entitled to a distribution from the Plan or to whom a distribution has been made but the distribution check remains uncashed after reasonable measures have been taken to locate such Participant or beneficiary, the EBPC may, consistent with applicable laws, regulations, and other pronouncements under the Code and ERISA, treat the amount otherwise distributable as forfeited under the Plan. However, if the Participant or Beneficiary is later located, such benefit will be restored to the extent of the amount of such provisional forfeiture, unadjusted for earnings and/or losses.”
5.Except as otherwise expressly set forth in this Amendment No. 2 to the Monsanto Company ERISA Parity Savings and Investment Plan, all other provisions of the Plan shall remain in full force and effect.

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